Exhibit 10.1

June 28, 2002

Banco Latinoamericano de Exportaciones, S.A.

Calle 50 y Aquilino de la Guardia,

Apartado 6-1497, El Dorado

Panama, Republic of Panama

Attention: Mr. José Castañeda

President and Chief Executive Officer

Dear Mr. Castañeda:

This letter agreement (this “Agreement”) confirms the agreement between BNP Paribas Securities Corp. and Deutsche Bank Securities Inc. (together, the “Financial Advisors”) and Banco Latinoamericano de Exportaciones, S.A. (the “Company”) with respect to the following matters:

Section 1. Mandate. The Company hereby retains the Financial Advisors to provide the Company with financial advice with respect to ratings-related issues (the “Mandate”). It is anticipated that, in order for the Company to maintain an investment grade rating on its senior unsecured indebtedness, it will be necessary for the Company to raise additional equity capital in an amount to be determined but currently estimated to be approximately US $100 million. The Company currently anticipates raising this capital from its existing Class A and Class B shareholders, and possibly certain public sector entities (the “Offering”) in a private placement. In connection with the Mandate, the Company hereby appoints the Financial Advisors as its exclusive placement agents for any Offering.

In connection with the Mandate, the Financial Advisors may perform certain of their obligations, and exercise certain of their rights, through one or more of their affiliates, and all references herein to the “Financial Advisors” shall be deemed also to refer to any such affiliates.

Section 2. Actions by the Company and the Financial Advisors

The services to be performed by the Financial Advisors in connection with the Mandate may, to the extent requested by the Company, include: (a) conducting a review and analysis of the Company’s business, operations and financial projections; (b) evaluating the Company’s projected cash flows, earnings and asset quality; (c) assisting in the determination of an appropriate capital structure for the Company with respect to certain ratings outcomes; (d) advising the Company on specific tactics and strategies for communicating with Moody’s, S&P and Fitch (the “Rating Agencies”); (e) rendering financial and ratings advice to the Company and participating in any meetings or negotiations with the Rating Agencies; (f) advising the Company on the timing, nature and terms of any communications with the Rating Agencies; (g) assisting

Mr. José Castañeda

June 28, 2002

the Company in preparing any documentation required in connection with rating agency requests or meetings; (h) attending meetings with and making financial presentations to the Rating Agencies; and (i) providing the Company with other general ratings advice. The engagement of the Financial Advisors hereunder shall not obligate the Financial Advisors or any of their affiliates to achieve a ratings upgrade or any other particular ratings outcome for the Company from any of the Rating Agencies.

In connection with the Offering, the Financial Advisors will assist the Company in contacting existing holders of the Company’s Class A and Class B common stock (the “Existing Holders”) to determine the interest of the Existing Holders in making additional equity investments in the Company. In addition, the Financial Advisors will assist the Company in contacting certain other public sector entities (the “Public Sector Entities”) that the Financial Advisors may identify as potentially having interest in making an equity investment in the Company.

If the Financial Advisors determine that it is necessary in connection with the Offering, the Company, with the Financial Advisors’ assistance will prepare a Confidential Offering Memorandum (the “Memorandum”), which will contain (a) a description of the Company and its business, assets, prospects and management; (b) the terms and conditions of the Offering and of the securities being offered (the “Securities”); and (c) such audited and interim unaudited financial statements and projections as the Company and the Financial Advisors deem appropriate. If necessary, the Company will update the Memorandum prior to completion of the Offering. The Financial Advisors shall be entitled to rely on the accuracy and completeness of all information provided by the Company and its representatives, including information incorporated by reference in the Memorandum. Additionally, representatives of the Company shall be available to answer questions of, and to provide additional information to, any potential investors. The Company represents that the Memorandum will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The terms of the Offering shall be subject to mutual agreement of the Company and each investor in the Offering. The Financial Advisors will assist in the negotiation and the structuring of the Securities, and provide related services that the Financial Advisors deem advisable and reasonable that may facilitate the successful completion of the Offering. It is the current intention of the parties that the Offering will be made as a private placement pursuant to the exemption from the registration requirement of the U.S. Securities Act of 1933, as amended (the “Securities Act”) provided by section 4(2) of the Securities Act (a “4(2) Offer”) or another appropriate and available exemption. In the event of a 4(2) Offer, any sales of Securities will be effected pursuant to a purchase agreement between the Company and the purchasers of the Securities, which shall (i) contain customary representations and covenants on behalf of the Company, (ii) provide for the delivery by the Company of such certificates as the Financial Advisors determine to be necessary and by the Company’s internal and external counsel of such opinions (including, if requested by the Financial Advisors, opinions regarding the accuracy and completeness of the

Mr. José Castañeda

June 28, 2002

Memorandum), as the Financial Advisors determine to be necessary, and the availability of an exemption under the Securities Act addressed to the investors and the Financial Advisors, (iii) provide for delivery to the Financial Advisors of a comfort letter from the Company’s certified public accountants with respect to financial information contained in the Memorandum (iv) contain such other terms and conditions as shall be agreed to by the Company and the purchasers, and (v) contain customary representations and warranties of the purchasers. The Company agrees that to the extent escrow arrangements are required by law or regulation to be utilized in connection with the Offering proceeds will be maintained at a “bank” within the meaning of Section 3(a) (6) of the U.S. Securities Exchange Act of 1934, as amended.

In the event that the Offering is conducted outside of the U.S. in reliance on Regulation S under the Securities Act and/or within the U.S. in reliance on Rule 144A under the Securities Act, the Company and the Financial Advisors will enter into an appropriate placement agreement for such offering containing such terms and conditions as are customary for internationally recognized investment banking firms for similar transactions, including, without limitation, appropriate indemnification provisions. In the event that the Company and the Financial Advisors decide to register the Offering under the Securities Act, the Company and the Financial Advisors will enter into an appropriate underwriting agreement containing such terms and conditions as are customary for internationally recognized investment banking firms for similar transactions, including, without limitation, appropriate indemnification provisions

Nothing in this letter agreement shall constitute a commitment by the Financial Advisors to purchase, underwrite or place any Securities or make any investment in, or provide any financing to, the Company. In addition, the Financial Advisors may decline to participate in the Offering if they determine that the completion of the Offering is impractical, undesirable or not advisable.

The Company agrees during the term of the engagement not to initiate any discussions with prospective investors looking toward the issuance of the Securities or any other equity, equity-linked, equity related security or any convertible, exchangeable or subordinated debt security without first notifying the Financial Advisors. If the Company, its directors, management or controlling shareholders or agents receive any inquiry or are otherwise aware of the interest of any third party concerning such investment during the term of this engagement, they will promptly inform the Financial Advisors of the prospective investor and its interest.

The Company represents that it has not during the previous six months and agrees that it will not during the six months following the termination or expiration of the Mandate offer or sell any securities that, if integrated with the Offering, would require the Offering to be registered under the Securities Act.

Section 3. Information. The Company will furnish to the Financial Advisors such information as the Financial Advisors reasonably request in connection with the performance of their services hereunder (all such information so furnished is referred to herein as the “Information”). The

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June 28, 2002

Company understands and agrees that the Financial Advisors, in performing their services hereunder, will use and rely upon the Information as well as publicly available information regarding the Company and that the Financial Advisors do not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to them, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered by the Financial Advisors in connection with the rendering of their services. Accordingly, the Financial Advisors shall be entitled to assume and rely upon the accuracy and completeness of all such information and are not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to any financial forecasts and projections made available to the Financial Advisors by the Company and used by the Financial Advisors in their analysis, the Financial Advisors shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby. All material non-public information concerning the Company given to the Financial Advisors by or on behalf of the Company during the course of their engagement hereunder will be used solely in the course of the performance of their services hereunder and will be treated confidentially by the Financial Advisors for so long as it remains non-public. Except as contemplated in the performance of their services hereunder or as otherwise required by law or by judicial or regulatory process or requested by regulatory agencies with jurisdiction over a Financial Advisor, the Financial Advisors will not disclose such information to a third party without the consent of the Company (which consent shall not be unreasonably withheld), except that the Financial Advisors may disclose all information available to it to such of its officers, directors, lawyers, accountants, advisors, agents and representatives who have a need to know such information in order for the Financial Advisors to perform the services contemplated hereunder and who have been advised of the confidentiality thereof and the restrictions on disclosure imposed hereby. The obligations of the Financial Advisors under the immediately preceding sentence shall terminate on the third anniversary of the date of the termination of their engagement under this agreement.

Section 4. Fees. As consideration for the Financial Advisors’ services set forth in Section 2, the Company shall pay the Financial Advisors in cash:

(a)	A monthly fee of US$150,000 payable in advance on the date hereof commencing for the month of June 2002 and on the first business day of each succeeding month or portion thereof thereafter until completion of the engagement (the “Retainer Fee”); and

(b)	A fee of US$2,000,000 payable upon completion of the Offering provided that such amount shall be reduced by an amount of equal to one third of the amount of any previously paid Retainer Fee; and

Mr. José Castañeda

June 28, 2002

(c)	A fee of US$1,500,000 (the “Success Fee”), payable on the earlier to occur of (i) confirmation prior to August 1, 2003 but after the completion of the Offering (or after sufficient indications of interest from investors are received to conclude that the Offering will be completed) by at least two of the Rating Agencies of an investment grade rating on the senior unsecured debt obligations of the Company or (ii) December 31, 2002, if at least two Rating Agencies continue to rate the senior unsecured debt obligations of the Company as investment grade as of such date.

It is agreed that except as set forth above the Financial Advisors shall not be entitled to additional compensation in connection with the Offering to Existing Holders and Public Sector Entities that purchase Securities. In the event that the Company offers and sells securities to investors other than existing Class A and Class B shareholders and certain public sector entities then the Financial Advisors shall be entitled to compensation in the amount customary for such offerings. In that case, the Company and the Financial Advisors will enter into appropriate documentation for such offering containing such compensation and other terms and conditions as are customary for internationally recognized investment banking firms for similar transactions, including, without limitation, appropriate indemnification provisions.

Section 5. Expenses. In addition to any fees that may be payable to the Financial Advisors hereunder and regardless of whether or not the Offering is completed or any ratings objective is achieved, the Company agrees, from time to time upon request, to reimburse the Financial Advisors for all: (i) out-of-pocket expenses (including travel and lodging, data processing and communications charges, courier services and other expenditures) and (ii) other out-of-pocket fees and expenses, including fees and expenses of counsel, and any applicable filing fees.

Section 6. Other Services. If, during the term of this Agreement or during the two (2) year period following the later of, the completion of the Mandate or the date of termination of this Agreement, the Company, either directly or through its subsidiaries, (a) determines to raise new Tier 1 or Tier 2 capital through the issuance of public or private subordinated debt, equity and/or equity-linked securities or (b) requires additional advisory services related to the subject matter of this engagement, the Company shall give the Financial Advisors a right of first refusal to act as sole lead managers, placement agents or arrangers or as sole advisors, as the case may be, in connection therewith. In any such event, the Company and the Financial Advisors will enter into a separate agreement or other appropriate documentation for such financing or other activity containing such compensation and other terms and conditions as are customary for internationally recognized investment banking firms for similar transactions, including, without limitation, appropriate indemnification provisions.

Section 7. Termination of Engagement. The engagement of both Financial Advisors can be terminated by the Company at any time, with or without cause, upon written notice to both Financial Advisors. Either Financial Advisor may, by written notice to the Company and the other Financial Advisor terminate its engagement hereunder at any time, with or without cause, upon

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June 28, 2002

written advice to that effect to the other parties provided, however, that in the event of any termination under this Section 7:

(a)	each of the Financial Advisors will be entitled to its full fee as outlined in (i) Section 4(b) hereof in the event that at any time prior to the expiration of 12 months after such termination by the Company, the Offering is consummated or (ii) Section 4(c) hereof in the event that on December 31, 2002, the Company’s senior unsecured indebtedness is then rated investment grade by at least two Rating Agencies and

(b)	the provisions of this Section 7 and of Sections 3 (subject to the limitations described therein), 4, 5, 9 10, 11 and 12 hereof shall survive such termination.

However, if the Company terminates the Financial Advisors for Cause (as defined below), no fee shall be due pursuant to Section 7 (a) above. In addition, if the Financial Advisors terminate the engagement without Cause, then no fee shall be due pursuant to Section 7(a) above. For purposes of this agreement cause (“Cause”) shall mean a material breach of this Agreement by a party, which breach shall not have been cured within a reasonable period following written notice thereof by the other party.

Section 8. Reliance on Others. The Company confirms that it will not rely on the Financial Advisors for any legal, accounting, tax and other similar advice in connection with this engagement or the Offering.

Section 9. Publicity. In the event of completion of the Mandate, the Financial Advisors shall have the right, at their own expense, to disclose their activities in respect of the Mandate (including, their participation in the Offering), including, without limitation, the placement of “tombstone” advertisements in financial and other newspapers and journals in compliance with applicable securities laws. The Financial Advisors agree that the Company shall have the right to announce publicly the execution of this Agreement with the Financial Advisors subject to the Financial Advisors’ prior approval of the contents of such announcement.

Section 10. Scope of Responsibility. Neither Financial Advisor nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to such Financial Advisor’s engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by such Financial Advisor, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of such Financial Advisor.

Mr. José Castañeda

June 28, 2002

Section 11. Indemnity and Contribution. The Company agrees to indemnify and hold harmless each Financial Advisor and its respective affiliates (and their respective control persons, directors, officers, employees and agents) to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which the Financial Advisors or any other indemnified person are a party) arising out of or related the Financial Advisors’ engagement hereunder including, without limitation, the use and content of the Memorandum; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by such Financial Advisor, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of such Financial Advisor. In the event that the foregoing indemnity is unavailable or insufficient to hold a Financial Advisor and other indemnified parties harmless, then the Company shall contribute to amounts paid or payable by such Financial Advisor and other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by and, if applicable law does not permit allocation solely on the basis of benefits, fault of, the Company and such Financial Advisor in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event such Financial Advisor’s aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by such Financial Advisor pursuant to this Agreement.

The Company will not, without the prior written consent of the Financial Advisors, settle any litigation relating to the Financial Advisors’ engagement hereunder unless such settlement includes an express, complete and unconditional release of the Financial Advisors and their affiliates (and their respective control persons, directors, officers, employees and agents) with respect to all claims asserted in such litigation or relating to the Financial Advisors’ engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

Section 12. Taxes, Governing Law; Jurisdiction. All fees and other amounts payable pursuant to this Agreement shall be paid in United States dollars, free and clear of, and without deduction or withholding on account of, taxes of any kind. If any taxes are so levied or imposed, the Company agrees to pay the full amount of such taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder, after withholding or deduction for or on account of any taxes, will not be less than the amount provided for herein. The Company will furnish to the Financial Advisors within thirty days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the

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June 28, 2002

Company. The Company will indemnify and hold harmless the Financial Advisors against and reimburse the Financial Advisors upon demand the amount of any taxes so levied or imposed and paid by the Financial Advisors. This letter of engagement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. The Company and the Financial Advisors irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter of engagement or the performance of services hereunder. The Company also hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York in any proceeding arising out of or relating to this Agreement, and to the federal district courts located in such State, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction or venue. The Company hereby irrevocably consents to the service of process in any such proceeding by the mailing of copies of such process to it at its address set forth above. The obligation of the Company in respect of any sum due from it hereunder to the Financial Advisors shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the business day following receipt by the Financial Advisors of any sum judged to be so due in such other currency, the Financial Advisors may in accordance with normal banking procedure purchase US dollars with such other currency; if the US dollars so purchased are less than the sum originally due to the Financial Advisors in US dollars, the Company agrees, as a separate obligation, and notwithstanding any such judgment, to indemnify the Financial Advisors against such loss. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

Section 13. Disclosure. The Company acknowledges that the Financial Advisors and their affiliates may have and may continue to have commercial and investment banking, financial advisory and other relationships with parties other than the Company pursuant to which the Financial Advisors may acquire information of interest to the Company. The Financial Advisors shall have no obligation to disclose such information to the Company.

The Financial Advisors and their affiliates are engaged in securities trading and brokerage activities as well as commercial and investment banking and financial advisory services. In the ordinary course of such activities, the Financial Advisors and their affiliates may hold positions, for their own account or the account of customers, in equity, debt or other securities or instruments of the Company or any other company or entity. The Financial Advisors agree that they will not use any information obtained from the Company in connection with this engagement in violation of any applicable insider trading laws or regulations.

Mr. José Castañeda

June 28, 2002

Section 14. Miscellaneous. Nothing in this Agreement is intended to obligate or commit the Financial Advisors or any of their affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Financial Advisors. The invalidity or unenforceability of any provision of this Agreement shall in no way offset the validity or enforceability of any other provision. The terms and provisions of this Agreement are solely for the benefit of the Company and the Financial Advisors and the other indemnified parties and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

Sincerely,

BNP PARIBAS SECURITIES CORP.

By:	/s/ JEAN-MICHEL DOUBLET
Jean-Michel Doublet, Managing Director

By:	/s/ JEAN-MICHEL DOUBLET
Jean-Michel Doublet, Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ LOUIS WOLFE
Managing Director

Mr. José Castañeda

June 28, 2002

By:	/s/ Sarah Lee Martin
Sarah Lee Martin, Managing Director

AGREED TO:

BANCO LATINOAMERICANO DE EXPORTACIONES, S. A.

By:	/s/ José Castañeda
José Castañeda, CEO

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